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                                                                    EXHIBIT 23.1



                       Consent of Independent Accountants

        We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (333-101258) of Inktomi Corporation of our reports dated October 23, 2002, except as to recently issued accounting pronouncements in Note 2 and as to the subsequent events listed in
Note 19 which are as of December 27, 2002, relating to the consolidated financial statements and financial statement schedule, which appear in Inktomi's Annual Report on Form 10-K for the year ended September 30, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                                  /s/ PricewaterhouseCoopers LLP

                                                  San Jose, California
                                                  February 11, 2003